UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GI DYNAMICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GI DYNAMICS, INC.

320 Congress Street, Floor 3

Boston, MA 02110

SPECIAL MEETING OF STOCKHOLDERS

ADJOURNED SOLELY WITH RESPECT TO PROPOSAL 1 TO

DECEMBER 19, 2019 (EST)

DECEMBER 20, 2019 (AEDT)

On December 16, 2019, GI Dynamics, Inc., a Delaware corporation (“GI Dynamics” or the “Company”) held a Special Meeting of Stockholders at 5:00 p.m., United States Eastern Standard Time (“EST”), which was December 17, 2019, at 9:00 a.m., Australian Eastern Daylight Time (“AEDT”) (the “Special Meeting”). At the Special Meeting, stockholders voted on the proposals described in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on December 2, 2019, as supplemented on December 6, 2019, other than Proposal 1, which sought approval for an amendment to increase the number of authorized shares of common stock from 50,000,000 to 75,000,000. Although the shares voted to date on such proposal were overwhelmingly in favor (with approximately 99% of the shares cast voting in favor of Proposal 1), there was not a sufficient number of shares voted in favor for the proposal to pass. Accordingly, no vote was taken on Proposal 1 at the Special Meeting. As announced at the Special Meeting, in order to allow additional time to solicit proxies to vote on the proposal, the Special Meeting was adjourned, solely with respect to voting on Proposal 1, to reconvene at 5:00 p.m., EST, on December 19, 2019 (which is on December 20, 2019, at 9:00 a.m. AEDT) at the Company’s corporate offices located at 320 Congress Street, Floor 3, Boston, MA 02210.

If any stockholders have not already submitted a proxy for use at the Special Meeting, they are urged to do so promptly. No action in connection with this communication is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.